Exhibit 10.20

2017 Addendum to Employment Agreement

This 2017 Addendum to Employment Agreement (this “Addendum”) is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and Karl A. Roessner (“Executive”), effective as of February 16, 2017.

Any capitalized term that is used but not otherwise defined in this Addendum shall have the meaning set forth in the Employment Agreement by and between the Company and Executive, dated as of September 12, 2016 (the “Employment Agreement”)

1.    The Company and Executive hereby acknowledge and agree that, notwithstanding anything set forth in the Employment Agreement to the contrary:

(a)    For purposes of Section 3(b) of the Employment Agreement, Executive’s annual cash bonus target amount for the 2017 calendar year is $1,500,000.

(b)    For purposes of Section 4(b) of the Employment Agreement, Executive’s target equity bonus for the 2017 calendar year is $2,400,000, of which $1,200,000 shall be in the form of PSUs and $1,200,000 shall be in the form of RSUs.

2.    Sections 5(b)(i) and 5(b)(ii) of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

“(i)    a lump sum cash severance payment equal to two times the sum of (x) Executive’s annual Base Salary as in effect immediately prior to such termination, or if higher, as in effect immediately prior to the first occurrence of an event constituting Change in Control Period Good Reason and (y) Executive’s annual cash performance bonus at the target payment level in effect for the year in which such termination occurs, or, if higher, in effect for the year preceding the first occurrence of an event constituting Change in Control Period Good Reason, which payment shall be paid within 30 days following the effectiveness of the Release, but in no event later than March 15 of the year following the year in which such termination of employment occurs;

(ii)    a lump sum cash payment equal to the product of (x) the annual cash performance bonus (which shall be no less than the annualized amount accrued by the Company) that would have been paid to Executive had he remained employed through the date of payment in accordance with Section 3(b), based on the Company’s actual performance for the year in which such termination occurs, and (y) a fraction, the numerator of which is the number of days elapsed in the calendar year in which such termination occurs and the denominator of which is 365, which payment shall be paid no later than March 15 of the year following the year in which such termination of employment occurs;”

3.    Except as expressly set forth in this Addendum, the Employment Agreement shall remain in full force and effect in accordance with the terms and conditions thereof as in effect immediately prior to the date hereof.

4.    This Addendum may be signed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

E*TRADE FINANCIAL CORPORATION

/S/ RODGER A. LAWSON
By: Rodger A. Lawson

/S/ KARL. A ROESSNER
Karl A. Roessner

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